Exhibit 10.24

Letter of Agreement for Proposed Second Amendment to Co-Promotion Agreement

August 12, 2014

Mr. Andre Turenne

Genzyme Corporation

500 Kendall Street

Cambridge, MA 02142

Re:  Proposed Second Amendment of Co-Promotion Agreement between Genzyme and Veracyte

Dear Andre:

This Letter of Agreement, including Exhibit A, attached hereto and incorporated herein by reference (collectively, this “Letter of Agreement”), confirms recent discussions between Veracyte Inc. (“Veracyte”) and Genzyme Corporation (“Genzyme”) regarding certain proposed amendments to the Co-Promotion Agreement between the parties dated as of January 18, 2012, as amended by that certain Letter of Agreement dated April 9, 2013 (as amended, the “Co-Promotion Agreement”).   Capitalized terms used in this Letter of Agreement that are not defined herein shall have the respective meanings ascribed to them in the Co-Promotion Agreement.

1.              Binding Intent.  In exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, including but not limited to, the time and effort that the parties have invested to date to negotiate the terms set forth in Exhibit A, the parties hereby agree to negotiate and (subject to Sections 2 and 3 below) enter into a definitive Second Amendment to the Co-Promotion Agreement (“Second Amendment”) that shall contain substantially the same terms and conditions as those set forth on Exhibit A hereto as well as any other terms and conditions as may be mutually agreed upon by the parties.  For the avoidance of doubt, it is understood and agreed that the terms set forth in Exhibit A shall not take effect until such time as they are included in the definitive Second Amendment and the definitive Second Amendment is executed and delivered by the parties and becomes effective by its terms.

2.              Timing.  The parties agree to negotiate the Second Amendment in good faith and to use their respective reasonable efforts to execute and deliver the Second Amendment no later than October 15, 2014 (or such later date as may be mutually agreed by the parties in writing) (the “Negotiation Period”).  The parties agree that during the Negotiation Period, neither party shall deliver notice of termination of the Co-Promotion Agreement. In the event the parties are unable to execute and deliver the Second Amendment by the expiration of the Negotiation Period, the Co-Promotion Agreement shall continue in full force and effect unmodified by this Letter of Agreement.

3.              Preparation of Second Amendment; Requisite Approvals.  Counsel for Genzyme will prepare the initial draft of the Second Amendment.  It is understood and agreed that the definitive Second Amendment is subject to the receipt of all requisite approvals by the senior management and/or boards of directors of Genzyme and Veracyte, as the case may be.

4.              Confidentiality.  The existence and the terms of this Letter of Agreement and the transactions contemplated herein shall be covered in all respects by Section 7 of the Co-Promotion Agreement (“Confidentiality”).  Genzyme hereby acknowledges and agrees that Veracyte intends to disclose the terms of this Letter of Agreement in accordance with its obligations under the Federal securities laws and regulations. The parties hereby agree that they shall work together to coordinate their communication of this Letter of Agreement, and that such communications shall be subject to terms and conditions of Section 12.7 of the Co-Promotion Agreement.

5.              General.  This Letter of Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York. This Letter of Agreement constitutes the entire agreement and understanding of the parties regarding the proposed terms of the Second Amendment and supersedes all prior agreements and understandings between the parties with respect thereto.  The headings of this Letter of Agreement are not a part of this Letter of Agreement but are merely guides or labels to assist in locating and reading the several sections hereof.  This Letter of Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signature pages may be exchanged by facsimile.

Very truly yours,

Veracyte, Inc.

By:	/s/ Bonnie H. Anderson

Name:	Bonnie H. Anderson

Title:	President & Chief Executive Officer

The foregoing is agreed to and accepted by the undersigned as of the date first indicated above:

Genzyme Corporation

By:	/s/ David Meeker

Name:	David Meeker

Title:	President & Chief Executive Officer

Proposed Second Amendment to Co-Promotion Agreement Between

Veracyte, Inc. and Genzyme Corporation

EXHIBIT A

SUMMARY OF KEY TERMS

Effective Date:  The Second Amendment shall be effective as of January 1, 2015.

Term and Termination:  The provisions in Section 11 of the Co-Promotion Agreement regarding Term and Termination shall not change, with the exception that Section 11.5 of the Co-Promotion Agreement shall be amended to provide that neither party shall have the right to deliver a termination notice thereunder on or prior to January 1, 2016 (hence, the Co-Promotion Agreement cannot be terminated for convenience until after June 30, 2016).

Financial Terms:  Section 6.1 of the Co-Promotion Agreement will be revised to provide that the compensation paid by Veracyte to Genzyme as Promotion Fees shall be fifteen percent (15%) of Net Revenues received by Veracyte on the Test in Territory A through the effective date of expiration of the Co-Promotion Agreement.

Joint Marketing Activities:  Sections 3 and 4 of the Co-Promotion Agreement and the Annual Commercial Plan shall be amended to provide that the parties shall conduct certain joint marketing activities as set forth below:

(1)         The parties agree to jointly maintain a brand presence at industry conferences, trade shows, and scientific meetings with the intent of leveraging the strength and unique aspects of each brand to customers.  Each party shall bear its own costs in connection with the joint marketing activities in this Section (1).  For avoidance of doubt, Veracyte will cover all costs associated with Afirma brand related presence at such industry conferences, trade shows, and scientific meetings.

(2)         Each party shall share sales leads and marketing intelligence with the other.

(3)         Genzyme shall continue to provide, at its sole expense, Afirma medical content educational talks in the field focusing solely on Afirma, with a minimum of the equivalent of one program per Genzyme Clinical Sales Associate per half year (approx. 50 per year).

(4)         Genzyme shall continue to reimburse Veracyte for the expense of reprints and the printing of marketing and sales collateral, all for use by the sales force.  Genzyme will continue to cover the expense of storing printed material in a third party warehouse and distributing such printed materials to the field for use by the sales force as requested.

(5)         Genzyme will continue to pay for the expenses related to the support of Genzyme’s sales force.

Other Marketing Activities:  Sections 3 and 4 of the Co-Promotion Agreement and the Annual Commercial Plan shall be amended to provide that Veracyte shall be responsible for all marketing and medical education activities including all expenses related to advertising and mailings, other than those described above under the heading “Joint Marketing Activities.”

Genzyme Sales Efforts:  Sections 3 and 4 of the Co-Promotion Agreement and the Annual Commercial Plan shall be amended to provide that the sales activities of Genzyme shall consist solely of: (1) lead generation, qualification and getting the physician to agree to the benefits of Afirma (“front end”); and (2) account support and maintenance, meaning maintaining conversion (“back end”). The parties shall include provisions in the Second Amendment setting forth reasonable performance metrics related to Genzyme’s sales activities, substantial performance of which shall deemed to be material for purposes of Section 11.2 of the Co-Promotion Agreement.

Veracyte Sales Efforts:  Sections 3 and 4 of the Co-Promotion Agreement and the Annual Commercial Plan shall be amended to provide that Veracyte shall be solely responsible for all critical account conversion and set-up, as well as all sales activities other than those specifically outlined above in “Genzyme Sales Efforts.”

International Sales and Marketing Activities:  The Second Amendment will also include a restructuring of the Co-Promotion Agreement in Territory B pursuant to which Genzyme may continue its efforts in certain specified countries and Veracyte shall regain exclusive rights to all other Territory B countries.   The Second Amendment will modify, remove or terminate the provisions of the Co-Promotion Agreement that relate to Territory B as appropriate, including without limitation Section 6.5.  To the extent the parties mutually desire an agreement for the Test in any country listed in Territory B, they will negotiate the terms and conditions of such agreement, including without limitation the individual sales, marketing and fee structures for each such country, separately.

Clinical Development Funding Commitment.  Section 3.4 of the Co-Promotion Agreement shall be amended to provide that Genzyme shall fund the Dutch study in accordance with the protocol and budget (approximately US$170,000) already agreed upon by the parties, which funding shall constitute satisfaction in full of Genzyme’s obligations in Section 3.4 of the Co-Promotion Agreement, with no payments due or payable to Veracyte under this provision other than the costs of the Dutch study.  For the avoidance of doubt, funding from Genzyme for the Dutch Study will not extend beyond the end of 2015 and will not exceed US$170,000 in total.

Management and Governance:  The structure set forth in Section 5 of the Co-Promotion Agreement for managing and governing the activities of the parties shall be revised to the extent necessary to take into account the revised sales and marketing responsibilities set forth in this Exhibit A.

Document Amendments:  The Second Amendment may contain such other terms and conditions that the parties mutually agree upon and shall amend the Co-Promotion Agreement to the extent necessary or desirable to eliminate conflicts with the terms set forth in this Letter Agreement.  To the extent conflicts remain, the terms of the Second Amendment shall govern.